Exhibit 10.1

COOPERATION AGREEMENT
This AGREEMENT, dated as of February 6, 2017 (this “Agreement”), is made and entered into by Immersion Corporation, a Delaware corporation (“Immersion” or the “Company”), and each of the persons set forth on the signature page hereto (each, an “Investor” and collectively, the “Investors” or “Investor Group”) which presently are or may be deemed to be members of a “group” with respect to the common stock of the Company, $0.001 par value per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
WHEREAS, the Investor Group is deemed to beneficially own shares of the Common Stock totaling, in the aggregate, 2,048,898 shares, constituting approximately 7.1% of the Common Stock outstanding as of the date hereof;
WHEREAS, the Investor Group has (i) submitted an advance notice of nomination and stockholder proposal to the Company on December 27, 2016 (the “Stockholder Notice”) in respect of its intention to nominate, and to solicit proxies for (a) the election of, three (3) individuals as director candidates to the Company’s board of directors (the “Board”), and (b) the approval of a non-binding stockholder proposal to declassify the Board, at the 2017 Annual Meeting of Stockholders of the Company (including any adjournment, postponement or rescheduling thereof, the “2017 Annual Meeting”), and (ii) taken steps to prepare for a contested solicitation of proxies from the Company’s stockholders in connection with the 2017 Annual Meeting to elect to the Board the three (3) individuals named in the Stockholder Notice (the “Proxy Contest”);
WHEREAS, the Company and the Investor Group have determined that the interests of the Company and its stockholders would be best served by, among other things, avoiding the substantial expense and disruption that would result from the Proxy Contest;
WHEREAS, the Company has agreed, at the request of the Investor Group, to cause Daniel P. McCurdy (the “New Director”) to be nominated and recommended for election to the Board by the Company’s stockholders at the 2017 Annual Meeting;
WHEREAS, the Company has agreed, at the request of the Investor Group, to seek stockholder approval at the 2017 Annual Meeting for a binding proposal to amend its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to declassify the structure of the Board and to have the Board recommend in favor of such proposal and solicit proxies in support of such proposal;
WHEREAS, the Investor Group has agreed to withdraw the Stockholder Notice, to terminate the Proxy Contest and to refrain from submitting any director nominations and stockholder proposals, and to vote for the election of the Company’s slate of director nominees for election to the Board during the Standstill Period (as defined herein); and

WHEREAS, the Company and the Investor Group, without admitting to any of the matters asserted by any of the parties, have determined to come to an agreement with respect to certain matters related to the termination of the Proxy Contest, the composition of the Board and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Board Composition and Governance Matters.
(a)2017 Annual Meeting. The Company agrees that it shall take all action as is necessary (including, without limitation, calling a special meeting of the Board to approve all actions contemplated hereby), to cause the slate of three (3) nominees recommended by the Board and standing for election at the 2017 Annual Meeting to include only (x) the following two (2) incumbent members of the Board: Carl Schlachte and Sharon Holt (the “Incumbent Slate”) and (y) the New Director (collectively, with the Incumbent Slate, the “2017 Nominees”), such that a total of three (3) directors are to be elected at the 2017 Annual Meeting. The Company specifically agrees to: (i) nominate each of the 2017 Nominees for election at the 2017 Annual Meeting as a Class III director of the Company with a term expiring at the Company’s 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified; (ii) recommend to the Company’s stockholders each of the 2017 Nominees for election as directors of the Company at the 2017 Annual Meeting; (iii) cause the Company to support, and solicit proxies for, the election of the New Director in the same manner as proxies are solicited for the election of each of the members of the Incumbent Slate at the 2017 Annual Meeting; and (iv) cause all proxies received by the Company that provide stockholders with the opportunity to vote for all of the 2017 Nominees to be voted in the manner specified by such proxies. The Company further agrees that without the unanimous approval of the Board, during the period from the conclusion of the 2017 Annual Meeting until the expiration of the Standstill Period (as defined below), the size of the Board shall not be increased beyond seven (7) members. The Company agrees to hold the 2017 Annual Meeting no later than June 9, 2017.
(b)Board’s Review of Qualifications and Determination of Independence. Prior to the execution of this Agreement (i) the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) has reviewed the qualifications of the New Director to serve as a member of the Board and has determined that he is so qualified, and (ii) the Board has determined that the New Director is “independent” as defined by the listing standards of NASDAQ.
(c)Committees. The Company and the Investor Group agree that, concurrent with the appointment of the New Director to the Board, the Board shall take such action as is necessary such that the New Director is appointed to the Nominating and Corporate Governance Committee; provided that, with respect to such committee appointment, the New Director is and continues to remain eligible to serve as a member of such committee pursuant to applicable law and the rules of NASDAQ, if any, that are applicable to the composition of such committee.
(d)Board Policies and Procedures. The Investor Group acknowledges that the New Director shall be required to comply with all policies, processes, procedures, codes, rules, standards, and guidelines applicable to members of the Board, including, but not limited to, the Company’s Code of Conduct, and policies on confidentiality, ethics, hedging and pledging of

Company securities public disclosures, stock trading, and stock ownership, copies of which have been delivered to the New Director prior to the execution of this Agreement, and the New Director shall be required to strictly preserve the confidentiality of Company business and information, including the discussion of any matters considered in meetings of the Board or Board committees whether or not the matters relate to material non-public information, unless previously publicly disclosed by the Company. The New Director and the Investor Group shall provide the Company with such information as is reasonably requested by the Company concerning the New Director and/or the Investor Group as is required to be disclosed under applicable law or stock exchange regulations, including the completion of the Company’s standard director and officer questionnaire, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the SEC.
(e)Rights and Benefits of the New Director. The Company agrees that the New Director shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board, including, without limitation, having the Company (or its legal counsel) prepare and file with the SEC, at the Company’s expense, any Forms 3, 4 and 5 under Section 16 of the Exchange Act that are required to be filed by each director of the Company.
(f)Replacements. The Company agrees that, during the Standstill Period (as defined below), if the New Director (or any replacement director) is unable to serve as a director for any reason, resigns as a director, or is removed as a director prior to the end of the term of office set forth above, and at such time the Investor Group beneficially owns in the aggregate at least five percent (5.0%) of the Company’s then outstanding Common Stock (subject to adjustment for share issuances, stock splits, reclassifications, combinations and similar actions by the Company that increase the number of outstanding shares of Common Stock), then the Investor Group shall have the ability to identify and recommend a replacement director candidate to be appointed to the Board, which replacement director candidate shall (i) qualify as “independent” pursuant to NASDAQ’s listing standards, (ii) have the relevant financial, industry and business experience to fill the resulting vacancy, (iii) be independent of the Investor Group and (iv) be no less qualified to serve as an independent director at the Company than the director he or she is replacing.. The replacement director candidate shall be subject to the approval of the Board after exercising its fiduciary duties in good faith. The Board shall determine, and inform the Investor Group, whether any proposed replacement director candidate is acceptable and meets the foregoing criteria, within ten (10) business days after the Board has conducted interview(s) of such proposed replacement director candidate. The Board shall use its reasonable best efforts to cause any interview(s) contemplated by this Section 1(f) to be conducted as promptly as practicable, but in any case, assuming reasonable availability of the proposed replacement director candidate, within ten (10) business days after the receipt of such director candidate’s credentials, including, but not limited to, a completed copy of the Company’s standard director and officer questionnaire. Upon acceptance of a replacement director candidate by the Board, the Board shall take such actions as to appoint such replacement director candidate to the Board no later than ten (10) business days thereafter. Any replacement director appointed to the Board in accordance with this Section 1(f) shall be appointed to any applicable committees of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Following the appointment of any director to replace the

New Director in accordance with this Section 1(f), any reference to New Director herein shall be deemed to include such replacement director. In the event the Board does not accept the replacement director candidate recommended by the Investor Group, the parties shall continue to follow the procedures of this Section 1(f) until a replacement director candidate is elected to the Board.
(g)Declassification Proposal. The Board and all applicable committees of the Board shall take all necessary actions to seek stockholder approval at the 2017 Annual Meeting for a binding proposal to amend the Certificate of Incorporation to eliminate the Company’s classified board structure (the “Declassification Proposal”) in a manner that results in (i) the annual election of the entire Board being phased in over a three-year period commencing at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”) and concluding at the 2020 annual meeting of stockholders; (ii) no change in the term of any directors elected to the Board at the 2017 Annual Meeting or at any time prior thereto; (iii) the directors who are elected at the 2017 Annual Meeting being the final “class of directors” elected to serve for a three-year term; and (iv) from and after the 2020 annual meeting of stockholders, all members of the Board being elected at the same time to serve a term that expires at the next annual meeting of stockholders and after their successors are duly elected and qualified. The Board shall recommend in favor of the Declassification Proposal and solicit proxies in support of the Declassification Proposal.
(h) Observer Rights. During the period (the “Observer Period”) commencing on the date hereof and ending concurrently with the certification of the vote at the 2017 Annual Meeting, the New Director shall serve as an observer to the Board. Accordingly, with respect to meetings of the Board during the Observer Period, if any, (whether telephone or in-person), subject to the execution of a reasonable and customary confidentiality agreement between the New Director and the Company, the New Director will (i) receive copies of all notices and written information furnished to the Board, reasonably in advance of each meeting to the extent practicable, and (ii) be permitted to be present, but not vote or exercise any other rights of a Board member, at all meetings of the Board (whether by telephone or in person). Notwithstanding the foregoing, the Company reserves the right to exclude the Board Observer during the Observer Period from access to any material or meeting or any portion thereof if (i) the Board determines that such exclusion is reasonably necessary to preserve the attorney-client privilege, or to protect highly confidential proprietary information of the Company, its affiliates or any third party or (ii) to enable the Board to discuss matters relating to this Agreement and/or the relationship between the Company and the Investor Group.
2.Actions by the Investor Group.
(a)Withdrawal of Stockholder Notice. Effective immediately, the Investor Group hereby irrevocably withdraws the Stockholder Notice and any and all amendments and supplements thereto, agrees not to bring any other nominations, business or proposals before or at the 2017 Annual Meeting and, during the Standstill Period, agrees not to deliver to the Company or any representative thereof any advance notices of nominations or stockholder proposals with respect to any meeting of the Company’s stockholders.
(b)Termination of Proxy Contest. Effective immediately, the Investor Group hereby irrevocably terminates the Proxy Contest and all solicitation and other activities in connection therewith and agrees not to vote, not cause to be voted, and to discard, all proxies received, and to be received, in connection with the Proxy Contest.
(c)Voting Agreement.

(i)Stockholders Meetings. At each annual and special meeting of stockholders held prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees to (A) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates (as defined below) to be counted as present thereat for purposes of establishing a quorum; (B) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates and Associates on the Company’s proxy card or voting instruction form in favor of each of the nominees for election as directors nominated by the Board and recommended by the Board (and not in favor of any other nominees to serve on the Board); and except in connection with any Opposition Matter (as defined below) or Other Voting Recommendation (as defined below), each of the stockholder proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s definitive proxy statement in accordance with the Board’s recommendations, including in favor of all matters recommended by the Board for stockholder approval and against all matters which the Board recommends against stockholder approval; and (C) not execute any proxy card or voting instruction form in respect of such stockholders’ meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Company or the Board; provided, however, in the event that Institutional Stockholder Services Inc. (“ISS”) recommends otherwise with respect to any matter (other than nominees for election as directors to the Board), each of the Investors shall have the right to vote in accordance with the ISS recommendation (the “Other Voting Recommendation”). No later than five (5) business days prior to each annual or special meeting of stockholders held prior to the expiration of the Standstill Period, each Investor shall, and shall cause each of its Associates and Affiliates to, vote any shares of Common Stock beneficially owned by such Investors in accordance with this Section 2. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(c)(i). For purposes of this Agreement, “Opposition Matter” shall mean any of the following transactions but only to the extent submitted by the Board to the Company’s stockholders for approval: (A) the sale or transfer of all or substantially all of the Company’s assets in one or a series of transactions; (B) the sale or transfer of a majority of the outstanding shares of the Company’s Common Stock (through a merger, stock purchase, or otherwise); (C) any merger, consolidation, acquisition of control or other business combination; (D) any tender or exchange offer; (E) any dissolution, liquidation, or reorganization; (F) any changes in the Company’s capital structure (but excluding any proposal regarding the adoption or amendment of equity plans, all of which shall not be deemed an Opposition Matter for purposes of this Agreement); (G) any transactions that would result in a change in control of the Company; or (H) any debt or equity financings.
(ii)Actions By Written Consent. In connection with any action by written consent that is sought to be taken by any party, other than the Company or the Board, prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees not to vote and shall take all necessary action, including, without limitation, the execution and completion of any consent revocation card solicited by the Company or the Board, in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates on any consent card related to or affecting the removal, replacement or election of Board members and solicited by any party, other than the Company or the Board. No Investor nor any of its Affiliates or Associates

nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(c)(ii).
(iii)Special Meeting Demands. In connection with any demand by a stockholder of the Company that the Company call a special meeting of stockholders, made prior to the expiration of the Standstill Period (as defined below), each of the Investors agrees not to vote and shall take all necessary action, including, but not limited to, the execution and completion of any consent revocation card solicited by the Company or the Board in accordance with the recommendation of the Board, to cause not to be voted, any of their shares of Common Stock beneficially owned by each Investor and/or their respective Affiliates and Associates for any special meeting demand proposed or sought to be made by any party. No Investor nor any of its Affiliates or Associates nor any person under its direction or control shall take any position, make any statement or take any action inconsistent with this Section 2(c)(iii).
3.Standstill.
(a)Each Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period (as defined below), without the prior written consent of a majority of the Board specifically expressed in a written resolution, neither it nor any of its Related Persons (as defined herein) will, and it will cause each of its Related Persons not to, directly or indirectly, in any manner:
(i)propose or publicly announce or otherwise publicly disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (x) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (y) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (z) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a change of control of the Company;
(ii)engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies or written consents with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board, except as otherwise permitted under Section 2(c) of this Agreement;
(iii)acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any additional securities of the Company or any rights decoupled from the underlying securities of the Company representing in the aggregate (amongst all of the Investors and any Affiliate or Associate thereof) in excess of 15% of the shares of Common Stock outstanding;
(iv)seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner in accordance with Section 2;

(v)sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investors to any person or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate or Associate of the Investors (any person or entity not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any, beneficial, economic or other ownership interest representing in the aggregate in excess of 5% of the shares of Common Stock outstanding at such time;
(vi)engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;
(vii)except as otherwise set forth in this Agreement, take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Amended and Restated Certificate of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(viii)call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Amended and Restated Certificate of Incorporation or Bylaws, including, but not limited to, a “town hall meeting;”
(ix)seek, alone or in concert with others, representation on the Board, except as expressly permitted by this Agreement;
(x)initiate, encourage or participate in any “vote no,” “withhold” or similar campaign;
(xi)deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the members of the Investor Group that is otherwise in accordance with this Agreement);
(xii)seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors of the Company or with respect to the submission of any stockholder proposals (including any submission of stockholder proposals pursuant to Rule 14a-8 under the Exchange Act); provided, however, that nothing in this Agreement shall prevent the Investors or their Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2018 Annual Meeting so long as such actions do not create a public disclosure obligation for the Investors or the Company and are not publicly disclosed by the Investors or their Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with the Investors’ normal practices in the circumstances;
(xiii)form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than the Investor Group); provided, however, that nothing herein shall limit the ability of an Affiliate or Associate of the Investor Group to join the Investor Group following the execution of this Agreement, so long as any such Affiliate or Associate agrees to be bound in writing by the terms and conditions of this Agreement;
(xiv)demand a copy of the Company’s list of stockholders or its other books and records, whether pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”) or pursuant to any other statutory right;
(xv)commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors in order to, directly or indirectly, effect any of the actions expressly prohibited by this Agreement or cause the Company to amend or waive any of the provisions of this Agreement; provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Investor from (A) bringing litigation to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor, or (C) exercising statutory dissenters, appraisal or similar rights under the DGCL; provided, further, that the foregoing shall also not prevent the Investors from responding to or complying with a validly issued legal process in connection with litigation that it did not initiate, invite, facilitate or encourage, except as otherwise permitted in this Section (3)(a)(xv);
(xvi)disclose publicly or privately, in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;
(xvii)enter into any negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;
(xviii)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any party;
(xix)take any action challenging the validity or enforceability of any of the provisions of this Section 3 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 3; or
(xx) otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

(b)Notwithstanding the foregoing, the provisions of this Section 3 shall not limit in any respect the actions of any director of the Company (including, but not limited to, the New Director) in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to the Company and its stockholders (it being understood and agreed that neither the Investors nor any of their Affiliates or Associates shall seek to do indirectly through the New Director anything that would be prohibited if done by any of the Investors or their Affiliates and Associates directly). For the avoidance of doubt, no provision in this Section 3 or elsewhere in this Agreement shall prohibit privately-negotiated transactions in the Common Stock solely between or among the Investors.
(c)As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,” except that a person will also be deemed to economically own and to be the economic owner of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and the term “Related Person” shall mean, as to any person, any Affiliates or Associates of such person.
(d)Notwithstanding anything contained in this Agreement to the contrary:
(i)     The provisions of Sections 1, 2, and 3 of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving the Company if the acquiring or counter-party to the Change of Control transaction has conditioned the closing of the transaction on the termination of such sections; provided, however, that the Company shall not directly or indirectly, propose, seek, encourage or otherwise influence such acquiring or counter-party to the Change of Control transaction to condition the closing of such transaction on the termination of Sections 1, 2, and 3 of this Agreement; and
(ii) For purposes of this Agreement, a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities or (2) the Company enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities.
(e)For purposes of this Agreement, “Standstill Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 p.m., Eastern Time, on the date that is the earlier of (x)  ten (10) business days prior to the expiration of the advance notice period for the submission by stockholders of director nominations for consideration at the 2018 Annual

Meeting (as set forth in the advance notice provisions of the Company’s Bylaws) or (y) one hundred (100) calendar days prior to the first anniversary of the 2017 Annual Meeting.
4.Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group, within five (5) business days of the date that the Company receives reasonable supporting documentation, for its expenses, including legal fees and expenses, as actually incurred in connection with the matters related to the 2017 Annual Meeting, the filing of a Schedule 13D amendment in connection with this Agreement and the negotiation and execution of this Agreement in an amount not to exceed $55,000 (the “Expense Reimbursement Amount”).
5.Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
6.Representations and Warranties of the Investors. Each Investor, on behalf of itself, severally represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Exhibit A and Exhibit A includes all Affiliates and Associates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute this Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) each of the Investors shall use its commercially reasonable efforts to cause its respective Affiliates and Associates to comply with the terms of this Agreement and (e) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.
7.Mutual Non-Disparagement.
(a) Each Investor agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have three (3) business days following written notice from such Investor of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, Associates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.
(b) The Company hereby agrees that, until the earlier of (i) the expiration of the Standstill Period and (ii) any material breach of this Agreement by an Investor (provided that such Investor shall have three (3) business days following written notice from the Company of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, publicly make, express, transmit, speak, write, verbalize or otherwise publicly communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory or critical of, or negative toward, the Investors or their Affiliates or Associates or any of their agents or representatives (collectively, the “Investor Agents”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its Affiliates or Associates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor, its business or any of the Investor Agents.
(c) Notwithstanding the foregoing, nothing in this Section 7 or elsewhere in this Agreement shall prohibit any party from making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such party must provide, to the extent legally permissible, advance written notice to the other parties, and to the extent practicable, at least two business days in advance, prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 7, and reasonably consider any comments of such other parties.

(d) The limitations set forth in Section 7(a) and 7(b) shall not prevent any party from responding to any public statement made by the other party of the nature described in Section 7(a) and 7(b) if such statement by the other party was made in breach of this Agreement.
8.No Concession or Admission of Liability. This Agreement is being entered into for the purpose of avoiding litigation, uncertainty, controversy and legal expense, constitutes a compromise and settlement entered into by each party hereto, and shall not in any event constitute, be construed or deemed a concession or admission of any liability or wrongdoing of any of the parties.
9.Public Announcements. Promptly following the execution of this Agreement, the Company and the Investor Group shall issue a mutually agreeable press release (the “Mutual Press Release”), announcing certain terms of this Agreement, substantially in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other party. During the Standstill Period, neither the Company nor the Investor Group or any of its Affiliates or Associates shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange (and, in any event, each party will provide the other party, prior to making any such public announcement or statement, a reasonable opportunity to review and comment on such disclosure, to the extent reasonably practicable under the circumstances, and each party will consider any comments from the other in good faith) or with the prior written consent of the other party, and otherwise in accordance with this Agreement.
10.SEC Filings.
(a)No later than two (2) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Company shall provide the Investor Group and its counsel a reasonable opportunity to review and comment on the Form 8-K prior to such filing, which comments shall be considered in good faith.
(b)No later than two (2) business days following the execution of this Agreement, the Investor Group shall file an amendment to its Schedule 13D with respect to the Company that has been filed with the SEC, reporting the entry into this Agreement, amending applicable items to conform to their obligations hereunder and appending or incorporating by reference this Agreement as an exhibit thereto. The Investor Group shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule 13D prior to such filing, which comments shall be considered in good faith.
11.Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.
12.Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated) or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to the Company:

Immersion Corporation
50 Rio Robles
San Jose, California 95134
Fax No.: (408).467-1901
Email: apeters@immersion.com
Attention: Amie M. Peters, Esq., General Counsel and SVP, Legal

With copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, N.W.
Washington, DC 20004
Fax No.: (202) 739-3001
Email: keith.gottfried@morganlewis.com
Attention: Keith E. Gottfried, Esq.

If to any Investor:

VIEX Capital Advisors, LLC
825 Third Avenue, 33rd Floor
New York, New York 10022
Fax No.: (212) 752-5750
Email: singer@viexcapital.com
Attention: Eric Singer, Managing Member

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Fax No.: (212) 451-2222
E-mail: swolosky@olshanlaw.com
egonzalez@olshanlaw.com
Attention:     Steve Wolosky, Esq.
Elizabeth Gonzalez-Sussman, Esq.
13.Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Delaware executed and to be performed wholly within the State of Delaware, without giving effect to the choice of law or conflict of law principles thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction.
14.Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (c) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (d) irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address of such party’s principal place of business or as otherwise provided by applicable law. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.
15.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.
16.Representative. Each Investor hereby irrevocably appoints Eric Singer as its attorney-in-fact and representative (the “Investor Group Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated hereby. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Investor Group Representative or upon any document, notice, instruction or other writing given or executed by the Investor Group Representative.
17.Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth herein.
18.Headings. The section headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

19.Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
20.Remedies. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law or equity.
21.Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that it has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof, and that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. Further, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
22.Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.
23.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

24.Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the parties hereto, or in the case of the Investors, the Investor Group Representative, or their respective successors or assigns.
25.Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the parties hereto and the respective successors, heirs, executors, legal representatives and permitted assigns of the parties, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the parties; provided, however, that no party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company (with such consent specifically authorized in a written resolution adopted and approved by the unanimous vote of the entire membership of the Board), and with respect to the Company, the prior written consent of the Investor Group Representative.
26.No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.
27.Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGE FOLLOWS]
IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.
IMMERSION CORPORATION

By: /s/ Victor Viegas
Name: Victor Viegas
Title: President and Chief Executive Officer

VIEX OPPORTUNITIES FUND, LP - SERIES ONE
By: VIEX GP, LLC
General Partner

By: /s/ Eric Singer

Name: Eric Singer
Title: Managing Member

VIEX GP, LLC

By:/s/ Eric Singer
Name: Eric Singer
Title: Managing Member

VIEX SPECIAL OPPORTUNITIES FUND II, LP
By: VIEX Special Opportunities GP II, LLC
General Partner

By:/s/ Eric Singer
Name: Eric Singer
Title: Managing Member

VIEX SPECIAL OPPORTUNITIES GP II, LLC

By:/s/ Eric Singer
Name: Eric Singer
Title: Managing Member

VIEX CAPITAL ADVISORS, LLC

By:/s/ Eric Singer
Name: Eric Singer
Title: Managing Member

/s/ Eric Singer

ERIC SINGER

EXHIBIT A
STOCKHOLDERS, AFFILIATES, AND OWNERSHIP

Investor	Shares of Common Stock Beneficially Owned
VIEX Opportunities Fund, LP - Series One	226,465
VIEX Special Opportunities Fund II, LP	1,822,433
VIEX GP, LLC	226,465
VIEX Special Opportunities GP II, LLC	1,822,433
VIEX Capital Advisors, LLC	2,048,898
Eric Singer	2,048,898
Aggregate total beneficially owned by the Investor Group:	2,048,898

In addition, VIEX Opportunities Fund, LP - Series One has sold short in over the counter market American-style put options referencing an aggregate of 100,000 shares of Common Stock, which have an exercise price of $7.50 and expire on May 19, 2017, and an aggregate of 100 shares of Common Stock, which have an exercise price of $7.50 and expire on February 17, 2017.
VIEX Special Opportunities Fund II, LP has sold short in over the counter market American-style put options referencing an aggregate of 101,000 Shares, which have an exercise price of $7.50 and expire on May 19, 2017, and an aggregate of 900 shares of Common Stock, which have an exercise price of $7.50 and expire on February 17, 2017.

EXHIBIT B
FORM OF PRESS RELEASE
IMMERSION reaches agreement with VIEX CAPITAL ADVISORS, LLC

SAN JOSE, Calif. - February 7, 2017 - Immersion Corp. (NASDAQ: IMMR), the leading developer and licensor of touch feedback technology, today confirmed that it has entered into a cooperation agreement with VIEX Capital Advisors, LLC and its affiliates, which, in the aggregate, beneficially own approximately 7.1% of Immersion’s outstanding common stock. Under the terms of the agreement, Immersion has agreed to nominate to its Board of Directors, and support the election of, VIEX’s independent nominee Daniel P. McCurdy, at Immersion’s 2017 annual meeting of stockholders. Following the 2017 annual meeting of stockholders, the Board will continue to be comprised of seven members. Immersion has also agreed to submit to a stockholder vote at the 2017 annual meeting of stockholders, a binding proposal to declassify the board, which if approved by Immersion’s stockholders, would result in the first annual election of directors with one-year terms occurring at Immersion’s 2018 annual meeting of stockholders.
Victor Viegas, Immersion’s President and Chief Executive Officer, stated, “We are pleased to have reached this agreement with VIEX, as we believe this outcome serves the best interests of Immersion and its stockholders. By constructively engaging and collaborating with VIEX and its founder Eric Singer, we have been introduced to Dan McCurdy who we believe will bring substantive skills and experience that will complement the strengths of the current members of our Board and enhance management’s ability to drive the execution of its various initiatives for creating stockholder value. We look forward to welcoming Dan to our Board and having the benefit of his insight and experience in supporting our success in the development and licensing of touch feedback technology.”
Eric Singer, the Founder and Managing Member of VIEX, said, “We are pleased to have worked collaboratively with the Immersion Board and senior management team to reach this cooperation agreement which we believe is a good outcome for all stockholders. Our investment in Immersion reflects our confidence in its management, technology and strategy, and we believe Dan will be a great addition to the Board to support management in taking the right steps to extend Immersion’s position as a leader and innovator in the touch feedback technology space. We appreciate the constructive engagement and open and good faith dialogue that we have had with Immersion’s Board and senior management team and are pleased we were able to reach this cooperation agreement.”
Under the terms of the cooperation agreement, VIEX and its affiliates have agreed to vote their shares in support of, among other things, the election of Immersion’s slate of recommended directors, which will include Mr. McCurdy, the new independent director recommended by VIEX, at the 2017 annual meeting and to abide by certain other voting and customary standstill provisions.
The complete agreement between Immersion and VIEX and its affiliates will be filed as an exhibit to a Current Report on Form 8-K with the Securities and Exchange Commission.
Morgan, Lewis & Bockius LLP and Fenwick & West LLP served as legal advisors to Immersion. Olshan Frome Wolosky LLP served as legal advisor to VIEX.
About Immersion Corporation
Immersion Corporation (NASDAQ: IMMR) is the leading innovator of touch feedback technology, also known as haptics. The company provides technology solutions for creating immersive and realistic experiences that enhance digital interactions by engaging users' sense of touch. With more than 2,300 issued or pending patents, Immersion's technology has been adopted in more than 3 billion digital devices, and provides haptics in mobile, automotive, advertising, gaming, medical and consumer electronics products. Immersion is headquartered in San Jose, California with offices worldwide. Learn more at www.immersion.com.
Immersion, and the Immersion logo are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.
Safe Harbor

This press release contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements. All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including statements regarding Immersion’s strategic growth plan and its various initiatives for enhancing stockholder value. Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to: delay in or failure to achieve adoption and incorporation of haptic touch feedback in mobile devices; unanticipated difficulties and challenges encountered in implementation efforts by Immersion’s licensees; adverse outcomes in any future intellectual property-related litigation and the costs related thereto; the effects of the current macroeconomic climate; and lack of market demand for Immersion’s technologies, including technologies related to mobile devices. Many of these risks and uncertainties are beyond the control of Immersion. For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s most current Form 10-Q, which is on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.
Important Additional Information And Where To Find It
Immersion, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Immersion’s stockholders in connection with the matters to be considered at Immersion’s 2017 Annual Meeting of Stockholders. Information regarding the names of Immersion’s directors and executive officers and their respective interests in Immersion by security holdings or otherwise can be found in Immersion’s proxy statement for its 2016 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission (“SEC”) on April 27, 2016. To the extent holdings of Immersion’s securities have changed since the amounts set forth in Immersion’s proxy statement for the 2016 Annual Meeting of Stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Immersion intends to file a proxy statement and accompanying proxy card with the SEC in connection with the solicitation of proxies from Immersion stockholders in connection with the matters to be considered at Immersion’s 2017 Annual Meeting of Stockholders. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in Immersion’s proxy statement for its 2017 Annual Meeting, including the schedules and appendices thereto. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY IMMERSION WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain Immersion’s proxy statement, any amendments or supplements to the proxy statement, the accompanying proxy card, and other documents filed by Immersion with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of Immersion’s corporate website at www.Immersion.com or by contacting Immersion’s Corporate Secretary at Immersion Corporation, 50 Rio Robles, San Jose, California 95134 or by calling Immersion’s Corporate Secretary at (408) 350-8819.